Exhibit 4.1

RETAIL PROPERTIES OF AMERICA, INC.

AS ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION

AS TRUSTEE

THIRD SUPPLEMENTAL INDENTURE

Dated as of August 25, 2020

$400,000,000 4.750% SENIOR NOTES DUE 2030

SUPPLEMENT TO INDENTURE

DATED AS OF MARCH 12, 2015, BETWEEN

RETAIL PROPERTIES OF AMERICA, INC. (AS ISSUER),

AND

U.S. BANK NATIONAL ASSOCIATION (AS TRUSTEE)

THIRD SUPPLEMENTAL INDENTURE, dated as of August 25, 2020 (this “Third Supplemental Indenture”), between RETAIL PROPERTIES OF AMERICA, INC., a corporation organized under the laws of the State of Maryland (hereinafter called the “Company”), having its principal office at 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523, and U.S. BANK NATIONAL ASSOCIATION, as Trustee hereunder (hereinafter called the “Trustee”), having a Corporate Trust Office at 190 S. LaSalle Street, 10th Floor, Chicago, Illinois 60603, supplements that certain Indenture, dated as of March 12, 2015, by and between the Company and the Trustee (the “Base Indenture,” and together with this Third Supplemental Indenture, the “Indenture”).

W I T N E S S E T H:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of senior debt securities evidencing the Company’s debentures, notes or other evidences of indebtedness.

WHEREAS, Section 3.01 of the Base Indenture provides that by means of a supplemental indenture the Company may create one or more series of the Company’s senior debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Company intends by this Third Supplemental Indenture to (i) create a series of the Company’s senior debt securities, in an initial aggregate principal amount equal to $400,000,000, titled 4.750% Senior Notes due 2030 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the Board of Directors of the Company has approved the creation of the Notes and the form, terms and provisions thereof.

WHEREAS, the consent of Holders to the execution and delivery of this Third Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this Third Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1    Definitions. Capitalized terms used but not otherwise defined in this Third Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Acquired Debt” means Debt of a person:

(1)    existing at the time such person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary; or

(2)    assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such person.

Acquired Debt shall be deemed to be incurred on the date the acquired person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Company and its Subsidiaries for such period, plus amounts which have been deducted, and minus amounts which have been added in determining Consolidated Net Income for such period, for, without duplication:

(1)    interest expense of the Company and its Subsidiaries (including amortization of debt discount, premium and deferred financing costs or other deferred charges, the hedge income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP and gains or losses on early extinguishment of debt);

(2)    provision for taxes;

(3)    losses and gains on sales or other dispositions of properties and other investments, property valuation losses and impairment charges;

(4)    depreciation and amortization;

(5)    net amount of extraordinary items or non-recurring items, as may be determined by us in good faith,

all determined on a consolidated basis in accordance with GAAP. Consolidated Income Available for Debt Service will be adjusted, without duplication, to give pro forma effect in the case of any assets having been placed in service or removed from service from the beginning of the period date of determination, to include or exclude, as the case may be, any Consolidated Income Available for Debt Service earned or eliminated as a result of the placement of the assets in service or the removal of the assets from service as if the placement of the assets in service or the removal of the assets from service occurred at the beginning of the period.

“Consolidated Net Income” means for any period, the amount of net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (1) extraordinary items and (2) the portion of net income (but not losses) of the Company and its Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries.

“Debt” means, with respect to any person, without duplication:

(1)    indebtedness of such person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2)    indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of (i) the amount of indebtedness so secured and (ii) the fair market value (determined in good faith by the board of directors of such person or, in the case of the Company and a Subsidiary, by the Company’s Board of Directors or a duly authorized committee thereof) of the property subject to such Lien;

(3)    reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness otherwise reflected as Debt under this definition) or unconditional obligations to pay the deferred and unpaid purchase price of any property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable; or

(4)    any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a financing lease in accordance with GAAP,

in the case of the items under clauses (1), (2) or (3) above, to the extent that any such items (other than letters of credit) would appear as liabilities on such person’s balance sheet in accordance with GAAP; provided, however, that the term “Debt” will also (i) include, to the extent not otherwise included, any non-contingent obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another person other than obligations to be liable for the Debt of another person solely as a result of non-recourse carveouts (it being understood that Debt shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof) and (ii) exclude any such indebtedness (or obligation referenced in clause (i) above) that has been the subject of an “in substance” defeasance in accordance with GAAP and Intercompany Indebtedness that is subordinate in right of payment to the Notes (or an obligation to be liable for, or to pay, Intercompany Indebtedness that is subordinate in right of payment to the Notes). In the case of indebtedness under clause (4) above, the term “Debt” will exclude operating lease liabilities on such person’s balance sheet in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America in effect as of the date of any required calculation or determination.

“Intercompany Indebtedness” means Debt to which the only parties are the Company and any of its Subsidiaries; provided, however, that with respect to any such Debt of which the Company is the borrower, such Debt is subordinate in the right of payment to the Notes.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment deposit arrangement, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever.

“Make-Whole Amount” means, in connection with any optional redemption of the Notes, the excess, if any, of:

(1)    the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of such redemption, that would have been payable in respect of each such dollar if such redemption had been made on the Par Call Date, determined by discounting, on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months), such principal and interest at the applicable Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on the Par Call Date, over

(2)    the aggregate principal amount of the Notes being redeemed.

“Maturity Date” means September 15, 2030.

“Par Call Date” means June 15, 2030 (three months prior to the Maturity Date).

“Recourse Indebtedness” means any indebtedness of the Company or any of its Subsidiaries with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such indebtedness, other than with respect to customary exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carveouts unless they are judicially determined to have been triggered and then only to the extent of such determination.

“Reinvestment Rate” means the yield on treasury securities at a constant maturity corresponding to the remaining life to maturity (rounded up to the nearest month) of the principal of the Notes being redeemed as of the date of such redemption (which maturity shall be deemed to be the Par Call Date) (the “Treasury Yield”), plus 0.500% for the Notes being redeemed. For the purposes of calculating the Reinvestment Rate, the Treasury Yield will be equal to the arithmetic mean of the yields published in the Statistical Release under the heading “Week Ending” for “U.S. Government Securities—Treasury Constant Maturities” with a maturity equal to the deemed remaining life to maturity of the Notes being redeemed. However, if no published maturity exactly corresponds to such remaining life, then the Treasury Yield will be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield will be determined in the manner that most closely approximates the above manner, as the Company reasonably determines.

“Statistical Release” means the statistical release designated “H.15” or any successor publication that is published weekly by the Federal Reserve System and that reports yields on actively traded United States government securities adjusted to constant maturities, or, if that statistical release is not published at the time of any required determination under the Indenture, then another reasonably comparable publication in accordance with customary market practice which the Company will designate.

“Total Assets” means the sum of, without duplication:

(1)    Undepreciated Real Estate Assets; and

(2)    all other assets (excluding accounts receivable, non-real estate intangibles and right-of-use assets associated with an operating lease in accordance with GAAP) of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means the sum of, without duplication:

(1)    those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt; and

(2)    all other assets (excluding accounts receivable, non-real estate intangibles and right-of-use assets associated with an operating lease in accordance with GAAP) of the Company and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth in Section 2.1(d), all investments in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent such investments would have otherwise been included.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original acquisition cost plus capital improvements) of real estate assets, right-of-use assets associated with a financing lease in accordance with GAAP and related intangibles of the Company and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include the right-of-use assets associated with an operating lease in accordance with GAAP.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

Section 1.2    Creation of Notes. In accordance with Section 3.01 of the Base Indenture, the Company hereby creates the Notes as a separate series of its senior debt securities, titled “4.750% Senior Notes due 2030,” issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $400,000,000, subject to the exceptions set forth in Section 3.01(2) of the Base Indenture and Section 1.4(f) hereof.

Section 1.3    Form of Notes. The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of DTC, and registered in the name of DTC or its nominee, as the case may be, subject to Section 3.05 of the Base Indenture. So long as DTC, or its nominee, is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4    Terms and Provisions of Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this Third Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a)    Registration and Form. The Notes shall be issuable in fully registered, book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication.

(b)    Payment of Principal and Interest. All payments of principal, premium, if any, and interest in respect of the Global Notes will be made by the Company in immediately available funds to DTC or its nominee, as the case may be, as the Holder of each of the Global Notes. The Notes shall mature, and the unpaid principal thereon shall be payable, on September 15, 2030 subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the Notes shall be 4.750%. Interest on the Notes will be payable semi-annually in arrears on each March 15 and September 15, commencing March 15, 2021 (each, an “Interest Payment Date”) and on the Stated Maturity as specified in this Section 1.4(b), to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on March 1 for Interest Payment Dates of March 15 and September 1 for Interest Payment Dates of September 15 (in each case, whether or not a Business Day) (each a “Record Date”). Pursuant to Section 3.07 of the Base Indenture, interest, if any, that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date with respect to a Note shall forthwith cease to be payable to the registered Holder thereof on the applicable Record Date by virtue of having been such Holder, and such Defaulted Interest shall thereafter be payable in accordance with the terms of Section 3.07 of the Base Indenture and the other terms of the Indenture applicable to the payment of Defaulted Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from August 25, 2020.

(c)    Sinking Fund. There shall be no sinking fund provided for the Notes.

(d)    Redemption of the Notes at the Option of the Company.

(1)    The Company may at any time redeem the Notes, in whole or in part, at the Redemption Price specified in the next sentence. The redemption price (“Redemption Price”) will equal (i) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on such Notes up to, but not including, the Redemption Date, and (ii) the Make-Whole Amount, if any, with respect to such Notes; provided, however, that if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Redemption Price will not include the Make-Whole Amount.

(2)    The Company shall not redeem the Notes pursuant to Section 1.4(d)(1) hereof on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Company in the payment of the Redemption Price with respect to the Notes to be redeemed).

(e)    Payment of Notes Called for Redemption by the Company.

(1)    If notice of redemption has been given as provided in Article Eleven of the Base Indenture, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Company shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Company at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date. Notice of redemption shall be given at least 15 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed.

(2)    The Notes will not be convertible or exchangeable for any other security or property.

(f)    Additional Issues. The Notes will initially be limited to an aggregate principal amount of $400,000,000. The Company may, from time to time, without notice to or the consent of the Holders of the Notes, increase the principal amount of the Notes outstanding by issuing additional securities in the future on the same terms and conditions as the Notes in all respects, except for any difference in the issue date and, under certain circumstances, the issue price, interest accrued prior to the issue date of the additional Notes and the first Interest Payment Date with the same CUSIP number as the Notes so long as such additional Notes are fungible for U.S. federal income tax purposes with the previously outstanding Notes. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes.

Section 1.5    Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of DTC.

(a)    The Company shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 3.03 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of DTC or its nominee and shall be held by the Trustee as custodian for DTC.

(b)    Participants of DTC shall have no rights either under the Indenture or with respect to the Global Notes. DTC or its nominee, as applicable, shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or its nominee, as applicable, or impair, as between DTC and its participants, the operation of customary practices of such depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

ARTICLE TWO

ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Company hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1    Limitations on Incurrence of Debt.

(a)    Limitation on Total Outstanding Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following (without duplication): (1) the Company’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial statements are available and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(b)    Secured Debt Test. The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of the Company’s or any of its Subsidiaries’ property or assets, whether owned on the date of the Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all of the Company’s and its Subsidiaries’ outstanding Debt which is secured by a Lien on any of the Company’s or any of its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) the Company’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial statements are available; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(c)    Debt Service Test.

(1)    The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended for which financial statements are available, prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

(i)    such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(ii)    the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(iii)    in the case of any acquisition or disposition by the Company or any of its Subsidiaries since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(2)    If the Debt giving rise to the need to make the calculation described in Section 2.1(c)(1) or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period. For purposes of this Section 2.1(c), Debt will be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

(d)    Maintenance of Total Unencumbered Assets. The Company will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

(e)    Existence. Except as permitted under the Base Indenture, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if the Company’s Board of Directors (or any duly authorized committee of that Board of Directors), as the case may be, determines that the preservation of the right or franchise is no longer desirable in the conduct of the Company’s business.

Section 2.2    Maintenance of Properties. The Company will cause all of its properties used or useful in the conduct of its business or any of its Subsidiaries’ business to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the Company’s judgment may be necessary in order for the Company to at all times properly and advantageously conduct its business carried on in connection with such properties. The Company will not be prevented from (1) removing permanently any property that has been condemned or suffered a casualty loss, if, in its reasonable judgment, such removal is in its best interest and is not disadvantageous in any material respect to the Holders of the Notes, (2) discontinuing maintenance or operation of any property if, in the Company’s reasonable judgment, it is in its best interest, or (3) selling or otherwise disposing for value its properties in the ordinary course of business consistent with the terms of the Indenture.

Section 2.3    Insurance. The Company will, and will cause each of its Subsidiaries to, keep in force upon all of the Company’s and each of its Subsidiaries’ properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is customary in the industry in which the Company and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Section 2.4    Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged before it becomes delinquent: (1) all taxes, assessments and governmental charges levied or imposed on the Company or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property, if material to the Company; and (2) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of any of its Subsidiaries, if material to the Company; provided, however, that the Company will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Section 2.5    Provision of Financial Information. The Company will:

(a)    file with the Trustee, within 15 days after the Company is required to file them with the Commission, copies of the annual reports and information, documents and other reports which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to those Sections, then the Company will file with the Trustee copies of the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q required to be filed with the Commission if the Company were subject to Section 13 or Section 15(d) of the Exchange Act or any successor provision, within 15 days of the filing date that would be applicable to the Company at that time pursuant to applicable Commission rules and regulations; and

(b)    file with the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of the Indenture as may be required from time to time by such rules and regulations.

Reports, information and documents filed with the Commission via the EDGAR System will be deemed to be delivered to the Trustee as of the time of such filing via the EDGAR system for purposes of this Section 2.5; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed vis the EDGAR system. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance any of the covenants contained in the Indenture relating to the Notes (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

Section 2.6    Covenant Defeasance and Waiver of Covenants. The covenants set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4, and Section 2.5 shall be subject to covenant defeasance under Section 14.03 of the Base Indenture and subject to waiver under Section 10.06 of the Base Indenture.

ARTICLE THREE

REMEDIES

Section 3.1    Events of Default. Section 5.01 of the Base Indenture shall not apply to the Notes, and the following section shall supersede Section 5.01 of the Base Indenture with respect to the Notes. The following events are “Events of Default” with respect to the Notes:

(a)    default for 30 days in the payment of any installment of interest under the Notes;

(b)    default in the payment of the principal amount or redemption price due with respect to the Notes, when the same becomes due and payable; provided, however, that a valid extension of the maturity of the Notes in accordance with the terms of the Indenture shall not constitute a default in the payment in principal;

(c)    the Company’s failure to comply with any of its other agreements in the Notes or the Indenture upon the Company’s receipt of notice of such default by the Trustee or by Holders of not less than 25% in aggregate principal amount of the Notes then outstanding and the Company’s failure to cure (or obtain a waiver of) such default within 60 days after it receives such notice;

(d)    the Company or its Subsidiaries’ failure to pay any Recourse Indebtedness for money borrowed in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Recourse Indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to the Company from the Trustee (or to the Company and the Trustee from Holders of at least 25% in principal amount of the outstanding Notes); or

(e)    the Company or any of its Material Subsidiaries pursuant to or under or within the meaning of any Bankruptcy Law:

(i)    commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Company or any of its Material Subsidiaries or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for the Company or any of its Material Subsidiaries or for any substantial part of the property of the Company or any of its Material Subsidiaries; or

(ii)    consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company or any of its Material Subsidiaries; or

(iii)    consents to the appointment of a custodian for it or for all or substantially all of its property; or

(iv)    makes a general assignment for the benefit of creditors; or

(f)    an involuntary case or other proceeding shall be commenced against the Company or any of its Material Subsidiaries seeking liquidation, reorganization or other relief with respect to the Company or any of its Material Subsidiaries or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for the Company or any of its Material Subsidiaries or for any substantial part of the property of the Company or any of its Material Subsidiaries, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days; or

(g)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against the Company or any of its Material Subsidiaries in an involuntary case or proceeding; or

(ii)     appoints a trustee, receiver, liquidator, custodian or other similar official for the Company of any of its Material Subsidiaries or for any substantial part of the property of the Company or any of its Material Subsidiaries; or

(iii)    orders the liquidation of the Company or any of its Material Subsidiaries;

and, in each case in this clause (g), the order or decree remains unstayed and in effect for thirty (30) calendar days.

As used in this Section 3.1, the term “Material Subsidiary” means any Subsidiary that meets either of the following conditions: (1) the Company and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the Company and its Subsidiaries’ total consolidated assets (determined in accordance with GAAP) as of the end of the most recent fiscal quarter for which a periodic report has been filed under the Exchange Act; or (2) the Company and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the Company and its Subsidiaries’ total consolidated assets (determined in accordance with GAAP) as of the end of the most recent fiscal quarter for which a period report has been filed under the Exchange Act.

As used in this Section 3.1, the term “Bankruptcy Law” means title 11, U.S. Code or any similar federal or state law for the relief of debtors.

ARTICLE FOUR

AMENDMENTS

Sections 9.01 and 9.02 of the Base Indenture shall not apply to the Notes, and the following sections supersede Sections 9.01 and 9.02 of the Base Indenture with respect to the Notes:

Section 4.1    Modification With Consent of Holders. Modifications and amendments of, and supplements to, the Indenture and the Notes (other than certain modifications, supplements and amendments for administrative purposes or for the benefit of the Holders, in each case as further described below) will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all outstanding Notes; provided, however, that no modification or amendment may, without the consent of the Holder of each Note affected thereby:

(a)    change the stated maturity of the principal of or any installment of interest on the Notes issued under such Indenture, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the Notes, or adversely affect any right of repayment of the Holders of the Notes, change the place of payment, or the coin or currency, for payment of principal of or interest on any Note or impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

(b)    reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or change voting requirements set forth in the Indenture;

(c)    modify or affect in any manner adverse to the Holders the terms and conditions of the Company’s obligations in respect of the payment of principal and interest; or

(d)    modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of the Notes.

Section 4.2    Modification Without Consent of Holders. Notwithstanding the Section 4.1, modifications and amendments of the Indenture will be permitted to be made by the Company and the Trustee without the consent of any Holder of the Notes for any of the following purposes:

(a)    to evidence a successor to the Company as obligor under the Indenture;

(b)    to add to the Company’s covenants for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company in the Indenture;

(c)    to add Events of Default for the benefit of the Holders of the Notes;

(d)    to amend or supplement any provisions of the Indenture; provided, that no amendment or supplement shall materially adversely affect the interests of the Holders of any Notes then outstanding;

(e)    to secure the Notes;

(f)    to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee;

(g)    to provide for rights of Holders of the Notes if any consolidation, merger or sale of all or substantially all of the Company’s property or assets occurs;

(h)    to cure any ambiguity, defect or inconsistency in the Indenture; provided, that the action shall not adversely affect the interests of Holders of the Notes in any material respect;

(i)    to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture;

(j)    to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the Notes; provided, that the action shall not adversely affect the interests of the Holders of the Notes in any material respect; or

(k)     to conform the text of the Indenture or the Notes, as applicable, to the description thereof contained in any prospectus, prospectus supplement or other offering document relating to the offer and sale of such Securities, to the extent that such description was intended to be a verbatim recitation of a provision of the Indenture or the Notes.

ARTICLE FIVE

TRUSTEE

Section 5.1    The Trustee. The Trustee is hereby initially appointed as the Paying Agent and Security Registrar for the Notes. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Company in The City of New York. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or the due execution hereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof. In the performance of its obligations hereunder, the Trustee shall be provided with all of the rights, benefits, protections, indemnities and immunities afforded to it pursuant to the Base Indenture. The rights, privileges, protections, indemnities and immunities and benefits given to the Trustee hereunder and under the Base Indenture are extended to and shall be enforceable by the Trustee in any of its capacities hereunder. The Company authorizes and directs the Trustee to execute and deliver this Third Supplemental Indenture.

Section 5.2    Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Company (or any such other obligor). The Trustee is permitted to engage in other transactions with the Company and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 5.3    Calculation with Respect to the Notes. Except as explicitly specified otherwise herein, the Company shall be responsible for making all calculations required under the Notes. The Company will make such calculations in good faith and, absent manifest error, the Company’s calculations will be final and binding on the Trustee and the Holders of the Notes. The Company shall provide a schedule of its calculations to the Trustee promptly after it makes such calculations, and the Trustee shall be entitled to rely upon the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holder of the Notes upon written request.

ARTICLE SIX

MISCELLANEOUS PROVISIONS

Section 6.1    Ratification of Base Indenture. This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this Third Supplemental Indenture and the Base Indenture, the language of this Third Supplemental Indenture shall control.

Section 6.2    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.3    Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by the Company shall bind its respective successors and assigns, whether so expressed or not.

Section 6.4    Separability Clause. In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.5    Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this Third Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 6.6    Counterparts. This Third Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Signatures of the parties hereto transmitted by facsimile or email (in PDF format or otherwise) shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communications sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed all as of the day and year first above written.

RETAIL PROPERTIES OF AMERICA, INC. as Issuer

By:	/s/ Julie M. Swinehart
	Name:	Julie M. Swinehart
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

[Signature Page to Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee, Security Registrar and Paying Agent

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

Form of 4.750% Senior Note due 2030

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF DTC (AS DEFINED IN THE THIRD SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.05 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.05 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.09 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (55 WATER STREET, NEW YORK, NEW YORK), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

RETAIL PROPERTIES OF AMERICA, INC.

4.750% SENIOR NOTE DUE 2030

No. [●]

CUSIP No.:	76131V AB9

ISIN:	US76131VAB99

$[●]

Retail Properties of America, Inc., a corporation organized under the laws of the State of Maryland (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [Cede & Co.]*, or its registered assigns, the principal sum of [●] MILLION DOLLARS ($[●]), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on September 15, 2030 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on March 15 and September 15 of each year, commencing March 15, 2021, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 4.750%, from the March 15 or September 15, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from August 25, 2020 until payment of said principal sum has been made or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five Business Days prior to the Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the March 1 or September 1 (whether or not a Business Day) next preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

*	Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated:

RETAIL PROPERTIES OF AMERICA, INC., as Issuer

By:
Name:	Julie M. Swinehart
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Attest:

Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE

Retail Properties of America, Inc.

4.750% SENIOR NOTE DUE 2030

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 4.750% Senior Notes due 2030 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of March 12, 2015 (herein called the “Base Indenture”), between the Issuer and U.S. Bank National Association, as trustee (herein called the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of August 25, 2020 (herein called the “Third Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Section 3.01(e), (f) and (g) of the Third Supplemental Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 3.01(e), (f) and (g) of the Third Supplemental Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 4.1 of the Third Supplemental Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered, book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 1.4(d) of the Third Supplemental Indenture and Article Eleven of Base Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

No recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer, the Company, or of any of the Issuer’s or the Company’s predecessors or successors, either directly or through the Issuer or the Company, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

The Notes will be governed by, and construed in accordance with, the law of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                               to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.